EXHIBIT 99.1

Investor contact:	News media contact:
W. Carl Whitmer	Tomi Galin
Chief Financial Officer	Vice-President, Marketing
(615) 844-2747	& Communications
(615) 467-1255
IASIS HEALTHCARE SIGNS COMMITMENT LETTER FOR
$829 MILLION SENIOR SECURED CREDIT FACILITIES
AND $300 MILLION HOLDINGS SENIOR PIK LOANS
FRANKLIN, Tennessee (April 5, 2007) — IASIS Healthcare® LLC (“IASIS”) today announced that it has signed a commitment letter with a syndicate of lenders led by Bank of America and Citigroup to refinance its existing credit facilities, increase its borrowing capacity and fund a dividend to the equity holders of its parent company. The new financing includes $829 million in Senior Secured Credit Facilities and $300 million in Holdings Senior Paid-In-Kind (“PIK”) Loans. The transaction, which is subject to documentation and customary closing conditions, is expected to close later this month.
The $829 million Senior Secured Credit Facilities include a Senior Secured Term Loan of $439 million; a Senior Secured Delayed Draw Term Loan of $150 million; a Senior Secured Revolving Credit Facility of $200 million; and a Senior Secured Synthetic Letter of Credit Facility of $40 million. All facilities mature on March 15, 2014, except for the revolving credit facility, which is a six-year commitment. Proceeds from the Senior Secured Term Loan will be used to refinance amounts outstanding under IASIS’ existing credit facilities and to fund closing and other transaction costs incurred in connection with the financing. The Company intends to use the funds received in connection with the delayed draw term loan to fund capital projects, including completion of the Company’s previously announced 171-bed Mountain Vista Medical Center located in Mesa, Arizona, which is scheduled to open in June 2007, and for other general corporate purposes.
The $300 million Holdings Senior PIK Loans, which mature June 15, 2014, will be borrowed by IASIS Healthcare Corporation, parent company of IASIS. Proceeds will be used to fund a one-time cash dividend to the equity holders of IASIS Healthcare Corporation. The Holdings Senior PIK Loans will rank behind the Company’s existing debt and will convert to cash-pay after five years, at which time accrued interest becomes payable in cash.
In commenting on the announcement, David R. White, chairman and chief executive officer of IASIS, said, “We are pleased to have signed this commitment letter. We believe refinancing our credit facilities and expanding our borrowing capacity provide greater flexibility in implementing our business strategies and enable us to meet our growth objectives. As well, it provides the opportunity for a return of capital in the form of a dividend to our equity sponsors. We are grateful for the support that our bank group has shown in making this commitment, and we view this as a vote of confidence in our strategic plan.”
IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 15 acute care hospitals and one behavioral health hospital with a total of 2,448 beds in service and has total annual net revenue of approximately $1.7 billion. These hospitals are located in six regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; three cities in Texas, including San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. IASIS is currently constructing Mountain Vista Medical Center, a new 171-bed hospital located in Mesa, Arizona. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves over 115,600 members. For more information on IASIS, please visit the Company’s website at www.iasishealthcare.com.
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IASIS Healthcare Signs Commitment Letter For
  $829 Million Senior Secured Credit Facilities
  and $300 Million Holdings Senior PIK Loans

April 5, 2007
Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, the discussions of our operating and growth strategy (including possible acquisitions and dispositions), financing needs, projections of revenue, income or loss, capital expenditures and future operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. Those risks and uncertainties include, among others, the risks and uncertainties related to our ability to generate sufficient cash to service our existing indebtedness, our substantial level of indebtedness that could adversely affect our financial condition, our ability to retain and negotiate favorable contracts with managed care plans, changes in legislation that may significantly reduce government healthcare spending and our revenue, our hospitals’ competition for patients from other hospitals and healthcare providers, our hospitals facing a growth in bad debts resulting from increased self-pay volume and revenue, our ability to recruit and retain quality physicians, our hospitals’ competition for staffing which may increase our labor costs and reduce profitability, our failure to consistently enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment that would adversely affect our ability to maintain and expand our markets, our failure to comply with extensive laws and government regulations, the outcome of (and expenses incurred in connection with) an ongoing Office of Inspector General investigation, the possibility that we may become subject to federal and state investigations in the future, our ability to satisfy regulatory requirements with respect to our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, a failure of our information systems that would adversely affect our ability to properly manage our operations, an economic downturn or other material change in any one of the regions in which we operate, potential liabilities because of claims brought against our facilities, increasing insurance costs that may reduce our cash flows, the impact of certain factors, including severe weather conditions and natural disasters, on our revenue and volume trends at our hospitals, our ability to control costs at Health Choice, the possibility of Health Choice’s contract with the Arizona Health Care Cost Containment System being discontinued or experiencing materially reduced reimbursements, significant competition from other healthcare companies and state efforts to regulate the sale of not-for-profit hospitals that may affect our ability to acquire hospitals, difficulties with the integration of acquisitions that may disrupt our ongoing operations, difficulties with construction and opening of our new hospital that may require unanticipated capital expenditures and start-up costs, the significant capital expenditures that would be involved in the construction of other new hospitals that could have an adverse effect on our liquidity, the rising costs for construction materials and labor that could have an adverse impact on the return on investment relating to our new hospital and other expansion projects, state efforts to regulate the construction or expansion of hospitals that could impair our ability to operate and expand our operations, our dependence on key personnel, the loss of one or more of which could have a material adverse effect on our business, potential responsibilities and costs under environmental laws that could lead to material ex penditures or liability, the possibility of a decline in the fair value of our reporting units that could result in a material non-cash change to earnings and those risks, uncertainties and other matters detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.
Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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